                                                                   EXHIBIT 10.12


              FIRST AMENDMENT TO GUARANTY AND SURETYSHIP AGREEMENT


          THIS FIRST AMENDMENT TO GUARANTY AND SURETYSHIP AGREEMENT (this "Amendment"), dated as of October 2, 1996, between ALP (TX) QRS 11-28, INC., a Texas corporation ("Landlord"), SUPERIOR TELECOM INC., a Delaware corporation ("TeleCom" or the "Company"), and THE ALPINE GROUP, INC., a Delaware corporation ("Alpine").


                               W I T N E S S E T H
                               - - - - - - - - - -


          WHEREAS, Landlord and Alpine entered into that certain Guaranty and Suretyship Agreement, dated as of December 16, 1993, as modified by a Consent of Guarantor instrument executed on or about May 10, 1995 (as modified, the "Guaranty Agreement");

          WHEREAS, the parties hereto are entering into this Amendment concurrently with the closing of a Revolving Credit Agreement by and among TeleCom, each subsidiary of TeleCom (including Tenant), certain lending institutions and Bankers Trust Company dated as of October 2, 1996; and

          WHEREAS, the parties hereto have agreed to amend the Guaranty Agreement as hereinafter set forth.

          NOW, THEREFORE, intending to be legally bound and for good valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

          1.   DEFINITIONS.

               a. As used herein and in the Guaranty Agreement, "Guarantor" shall mean each of TeleCom and Alpine, together with any corporation succeeding thereto by consolidation, merger or acquisition of its assets substantially as an entirety.

               b. Capitalized terms used herein and in Annex A hereto and not otherwise defined shall have the meanings assigned to them in the Guaranty Agreement.

          2. WAIVER. Landlord hereby waives compliance by Alpine with the Covenants contained in the Second Amendment to Lease, dated July 21, 1995, in connection with the occurrence of the transactions substantially as described on Annex A attached hereto, including such other transactions as may be incidental to or necessary or desirable to give effect to such transactions.

          3.   FINANCIAL COVENANTS.

               a. Alpine shall not be bound by or obliged to comply with the Covenants contained in the Lease or in any amendment to the Lease.

               b. TeleCom covenants and agrees to observe and be bound by the covenants annexed hereto as Exhibit E.

          4. SUCCESSORS AND ASSIGNS. Except as specifically amended by this Amendment, the terms and conditions of the Guaranty Agreement shall remain in full force and effect and shall be binding upon Landlord and Guarantor and their respective successors and assigns.

          5. GOVERNING LAW. This Amendment shall be governed by and construed in accordance with the laws of the State of Texas.

          6. COUNTERPARTS. This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

                                    *   *   *

    [Signature Page to First Amendment to Guaranty and Suretyship Agreement]

          IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.


ATTEST                                  ALP (TX) QRS 11-28, INC.


By:/s/ Ruth Perfido                     By:/s/ Gordon J. Whiting
   Name:Ruth Perfido                       Name:  Gordon J. Whiting
   Title:Assistant Secretary               Title: Vice President


ATTEST                                  THE ALPINE GROUP, INC.


By:/s/Stewart H. Wahrsager              By:/s/Bragi F. Schut
   Name:Stewart H. Wahrsager               Name: Bragi F. Schut
   Title:Secretary                         Title: Exec. VP

ATTEST                                  SUPERIOR TELECOM INC.


By:Stewart H. Wahrsager                 By:/s/ Bragi F. Schut
   Name:Stewart H. Wahrsager               Name: Bragi F. Schut
   Title:Secretary                         Title: Senior Vice President

                                     ANNEX A
                           DESCRIPTION OF TRANSACTIONS


          - Alpine will contribute the stock of its subsidiaries, Tenant and DNE Systems, Inc. ("DNE") into a new subsidiary, Superior TeleCom Inc. ("Superior TeleCom").

          - In connection with the foregoing reorganization, Alpine will cause Tenant, DNE and/or Superior TeleCom to declare a dividend or dividends on its common stock, or otherwise make a distribution to Alpine as described further below, and permit Alpine to recapitalize Tenant, as a result of which the Company would own all the outstanding common stock of Superior TeleCom and shares of a new series of preferred stock of Tenant having a liquidation value of approximately $20,000,000.

          - The payment by Tenant, DNE and/or Superior TeleCom to Alpine of an aggregate of $205 million, consisting of the repayment by Tenant of existing intercompany debt owed to the Alpine, which was $102.9 million as of July 28, 1996, net of amounts owed by Alpine to Tenant, and the balance by payment of a dividend or dividends to be declared or equivalent distribution to be made in connection with the recapitalization described above.

          - The sale by Superior TeleCom of up to 49.9% (approximately 53.4% if the underwriters exercise their over-allotment option) of its common stock to the public in a registered public offering (the "IPO"). If, in connection with the public offering, the underwriters exercise their over-allotment option, the proceeds of such exercise would be used to redeem a portion of the preferred stock described above, and Alpine then would be entitled to use the proceeds thereof to restore its ownership of Superior TeleCom to 50.1% through open market purchases of Superior TeleCom common stock.

          - Superior TeleCom has obtained a commitment from Bankers Trust Company and Bank of Boston with respect to the provision of a $175.0 million revolving credit facility (the "Bank Financing"). Superior TeleCom will complete an initial borrowing of approximately $154.7 million under the Bank Financing and will distribute approximately $151.7 million to the Company to complete the reorganization and the purchase of Notes.

               Under the Bank Financing, Superior TeleCom initially will be permitted to have outstanding revolving credit loans of up to $175.0 million. However, if Superior TeleCom completes a public offering of its common stock as described above (on terms and conditions set forth in the Bank Financing), the amount of the facility will be reduced to $150.0 million. Superior TeleCom also will be required to reduce the commitments by $30.0 million ($25.0 million if the commitment amount is reduced to $150.0 million as described above) in each of 1999 and 2000, and the facility will terminate in 2001. Loans under the Bank Financing will be based on either a LIBOR rate or the base rate of Bankers Trust, in each case plus a margin. The facility will be secured by substantially all of the assets of Superior TeleCom and its subsidiaries, including Tenant. The stock of Tenant will be pledged to the lenders as security for the Bank Financing.

          - Alpine will effect an amendment to the indenture relating to its 12-1/4% Series B Senior Secured Notes due 2003 and, in connection therewith, complete a tender offer for at least 50% of the outstanding aggregate amount of such notes.

          -    Alpine will enter into a Services Agreement, a Tax
Indemnification Agreement and a Tax Sharing Agreement with Superior TeleCom and such other related party transactions as are described in the preliminary and any final prospectus contained in the registration statement filed with the Securities and Exchange Commission relating to the IPO.

        EXHIBIT E TO FIRST AMENDMENT TO GUARANTY AND SURETYSHIP AGREEMENT

          SECTION 1. DEFINITIONS. As used IN THIS EXHIBIT E, the following terms shall have the meanings herein specified unless the context otherwise requires. Defined terms in this EXHIBIT E shall include in the singular number the plural and in the plural the singular:

          "LEASE AGREEMENT" MEANS THE LEASE AGREEMENT, DATED AS OF DECEMBER 16, 1993, BETWEEN BETWEEN ALP (TX) QRS 11-28, INC., A TEXAS CORPORATION ("LANDLORD"), AND SUPERIOR TELECOMMUNICATIONS INC., A GEORGIA CORPORATION F/K/A SUPERIOR TELETEC, INC. AND SUPERIOR TELETEC TRANSMISSION PRODUCTS, INC. ("TENANT" OR "SUPERIOR"), AS AMENDED.

          "Adjusted Certificate of Deposit Rate" shall mean, on any day, the sum (rounded to the nearest 1/100 of 1%) of (1) the rate obtained by dividing (x) the most recent weekly average dealer offering rate for negotiable certificates of deposit with a three-month maturity in the secondary market as published in the most recent Federal Reserve System publication entitled "Select Interest Rates," published weekly on Form H.15 as of the date hereof, or if such publication or a substitute containing the foregoing rate information shall not be published by the Federal Reserve System for any week, the weekly average offering rate determined by the Agent on the basis of quotations for such certificates received by it from three certificate of deposit dealers in New York of recognized standing or, if such quotations are unavailable, then on the basis of other sources reasonably selected by the Agent, by (y) a percentage equal to 100% minus the stated maximum rate of all reserve requirements as specified in Regulation D applicable on such day to a three-month certificate of deposit of a member bank of the Federal Reserve System in excess of $100,000 (including, without limitation, any marginal, emergency, supplemental, special or other reserves), plus (2) the then daily net annual assessment rate as estimated by the Agent for determining the current annual assessment payable by BTCo to the Federal Deposit Insurance Corporation for insuring three month certificates of deposit.

          "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and executive officers of such Person), controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors of such corporation or (ii) to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise. Without limiting the foregoing, Alpine and its Affiliates shall be deemed to be Affiliates of the Company and its Subsidiaries so long as the Service Agreement is in place.

          "Agent" shall MEAN BANKERS TRUST COMPANY and shall include any successor to the Agent appointed pursuant to Section 11.10 OF THE AGREEMENT.

          "Agreement" shall MEAN THE REVOLVING CREDIT AGREEMENT, DATED AS OF OCTOBER 2, 1996, AMONG SUPERIOR TELECOM INC., A DELAWARE CORPORATION, EACH OF THE SUBSIDIARY GUARANTORS PARTY HERETO (THE "GUARANTORS"), THE LENDING INSTITUTIONS FROM TIME TO TIME PARTY HERETO (EACH A "BANK" AND, COLLECTIVELY, THE "BANKS") AND BANKERS TRUST COMPANY, AS ADMINISTRATIVE AGENT (IN SUCH CAPACITY, THE "AGENT"), AND BANK OF BOSTON CONNECTICUT, AS DOCUMENTATION AGENT.

          "Alpine" shall MEAN THE ALPINE GROUP, INC., A DELAWARE CORPORATION.

          "Alpine Tax Allocation Agreement" shall mean the tax allocation agreement by and among Alpine, the Company and their Affiliates dated as of October 2, 1996, effective as of May 1, 1996.

          "Applicable Base Rate Margin" shall mean a percentage per annum equal to 1.25%, less the then applicable Interest Reduction Discount, if any; PROVIDED that in no event shall the Applicable Base Rate Margin be less than 0%.

          "Applicable Eurodollar Margin" shall mean a percentage per annum equal to 2.25%, less the then applicable Interest Reduction Discount, if any; PROVIDED that in no event shall the Applicable Eurodollar Margin be less than 1.00%.

          "Asset Sale" shall mean any sale, transfer or other disposition by the Company or any of its Subsidiaries to any Person of any asset (including, without limitation, any capital stock or other securities of another Person, but excluding the sale by such Person of its own capital stock) of the Company or such Subsidiary other than (i) sales, transfers or other dispositions of inventory made in the ordinary course of business and (ii) sales of assets pursuant to, Sections 8.02(e), (f), (g), (h), (i) and (n) OF THE AGREEMENT.

          "Assignment and Assumption Agreement" shall mean the Assignment and Assumption Agreement substantially in the form of EXHIBIT K TO THE AGREEMENT.

          "Authorized Officer" shall mean any senior officer of the Company designated as such in writing to the LANDLORD by the Company to the extent reasonably acceptable to the LANDLORD.

          "Bank Default" shall mean (i) the refusal (which has not been retracted) of a Bank to make available its portion of any Borrowing (including any Mandatory Borrowing) or to fund its portion of any unreimbursed payment under Section 2.04(c) OF THE AGREEMENT or (ii) a Bank having notified the Agent and/or the Company that it does not intend to comply with the obligations under Section 1.01(a), 1.01(c) or 2.04(c) OF THE AGREEMENT, in the case of either clause (i) or (ii) above as a result of the appointment of a receiver or conservator with respect to such Bank at the direction or request of any regulatory agency or authority.

          "Bankruptcy Code" shall have the meaning provided in Section 9.05 OF THIS EXHIBIT E.

          "Base Rate" at any time shall mean the highest of (x) the rate which is 1/2 of 1% in excess of the Adjusted Certificate of Deposit Rate, (y) the Prime Lending Rate and (z) the rate which is 1/2 of 1% in excess of the Federal Funds Rate.

          "Borrowing" shall mean and include (i) the borrowing of Swingline Loans from BTCo on a given date and (ii) the borrowing of one Type of Revolving Loan from all of the Banks on a given date (or resulting from conversions on a given date), having in the case of Eurodollar Loans the same Interest Period; PROVIDED that Base Rate Loans incurred pursuant to Section 1.10(b) OF THE AGREEMENT shall be considered part of any related Borrowing of Eurodollar Loans.

          "BTCo" shall mean Bankers Trust Company, in its individual capacity, and any successor corporation thereto by merger, consolidation or otherwise.

          "Business Day" shall mean (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day which shall be in the City of New York a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close and
(ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in U.S. dollar deposits in the interbank Eurodollar market.

          "Canadian Subsidiary" shall mean Superior Cable Corporation, an ONTARIO corporation.

          "Capital Expenditures" shall mean, with respect to any Person, all expenditures by such Person which should be added to the fixed assets account on the consolidated balance sheet of such Person in accordance with GAAP (which shall not include interest capitalized during construction but only to the extent included in Consolidated Interest Expense), including all such expenditures with respect to plant, property or equipment (including, without limitation, expenditures for maintenance and repairs which should be capitalized in accordance with GAAP) and the amount of all Capitalized Lease Obligations incurred by such Person.

          "Capital Lease," as applied to any Person, shall mean any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, should be accounted for as a capital lease on the balance sheet of that Person.

          "Capitalized Lease Obligations" shall mean all obligations under Capital Leases of the Company or any of its Subsidiaries in each case taken at the amount thereof that should be accounted for as liabilities in accordance with GAAP.

          "Cash Equivalents" shall mean (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (PROVIDED that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (ii) U.S. dollar denominated time deposits, certificates of deposit and banker acceptances of (x) any Bank or
(y) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody's is at least P-1 or the equivalent thereof (any such bank or Bank, an "Approved Bank"), in each case with maturities of not more than twelve months from the date of acquisition, (iii) commercial paper issued by any Approved Bank or by the parent company of any Approved Bank and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody's, as the case may be, and in each case maturing within twelve months after the date of acquisition, (iv) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within twelve months from the date of acquisition thereof and, at the time of acquisition having one of the two highest ratings obtainable from either S&P or Moody's, (v) any repurchase agreement entered into with any Approved Bank which is secured by any obligation of the type described in any of clauses (i) through (iii) and (vi) investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (i) through (iv) above.

          "Cash Proceeds" shall mean, with respect to any Asset Sale, the aggregate cash payments (including any cash received by way of deferred payment pursuant to a note receivable issued in connection with such Asset Sale, other than the portion of such deferred payment constituting interest, but only as and when so received) received by the Company and/or any of its Subsidiaries from such Asset Sale.

          "Change of Control Event" shall mean (a) the Company shall cease to own directly 100% on a fully diluted basis of the economic and voting interest in the capital stock of Superior or DNE (other than the shares of Superior Preferred Stock referred to in the recitals to this Agreement) or (b) any Person or "group" (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as in effect on the (Effective Date), other than Alpine, shall (A) have acquired beneficial ownership of 20% or more on a fully diluted basis of the voting and/or economic interest in the Company's capital stock (PROVIDED, HOWEVER, such referenced percentage in this clause (A) shall be 25% if, and so long as, Alpine directly maintains ownership of more than 30% on a fully diluted basis of the economic and voting interests in the Company's capital stock) or (B) obtained the power (whether or not exercised) to elect a majority of the Company' directors or (C) the Board of Directors of the Company shall cease to consist of a majority of Continuing Directors.

          "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and ruling issued thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement and any subsequent provisions of the Code amendatory thereof, supplemental thereto or substituted therefor.

          "Collateral" shall mean all of the Pledged Collateral, Pledged Securities and Mortgaged Property.

          "Collateral Agent" shall mean the Agent acting as collateral agent for the Secured Creditors.

          "Commitment Fee" shall have the meaning provided in Section 3.01(a) OF THE AGREEMENT.

          "Company" shall MEAN SUPERIOR TELECOM INC.

          "Company Common Stock" shall MEAN THE COMMON STOCK, PAR VALUE $.01, OF THE COMPANY.

          "Company Tax Allocation Agreement" shall mean the tax allocation agreement by and among the Company and its Subsidiaries dated as of October 2, 1996, effective as of May 1, 1996.

          "Consolidated Debt" shall mean, at any time, all Indebtedness of the Company and its Subsidiaries determined on a consolidated basis; PROVIDED that for purposes of this definition, the amount of Indebtedness in respect of Interest Rate Protection Agreements and Other Hedging Agreements shall be at any time equal to the unrealized net loss position, if any, of the Company and/or its Subsidiaries thereunder on a marked to market basis determined no more than one month prior to such time.

          "Consolidated EBIT" shall mean, for any period, Consolidated Net Income, before total interest expense (inclusive of amortization of deferred financing fees, premiums on Interest Rate Protection Agreements and any original issue discount) and before minority charges resulting from the existence of the Superior Preferred Stock of the Company and its Subsidiaries determined on a consolidated basis and provisions for taxes based on income, whether paid or deferred.

          "Consolidated EBITDA" shall mean, for any period, Consolidated EBIT, adjusted by adding thereto the amount of all depreciation expense and amortization expense plus non-cash compensation expenses relating to restricted stock and stock- option grants, in each case, that were deducted in determining Consolidated EBIT for such period, plus net earnings of any Person (other than a consolidated Subsidiary that is a Guarantor) in which the Company or any consolidated Subsidiary has an ownership interest to the extent such net earnings shall have actually been received by the Company or such consolidated Subsidiary in the form of cash distributions.

          "Consolidated Fixed Charges" shall mean, for any period the sum of Consolidated Interest Expense for such period plus (v) all dividends paid or accrued on capital stock of the Company and its Subsidiaries held by persons other than the Company and its Subsidiaries that are Guarantors plus (w) the amount of all Capital Expenditures of the Company (other than Capital Expenditures made pursuant to clause (d) or (e) of Section 8.08) and its Subsidiaries paid or accrued with respect to such period plus (x) all cash taxes paid or accrued with respect to such period (other than with respect to net income taxes attributable to items that are excluded from the calculation of Consolidated Net Income in the period) plus (y) $10,000,000 for the first Special Dividend Period, $10,000,000 for the next succeeding Special Dividend Period, $15,000,000 for the next succeeding Special Dividend Period, $20,000,000 for the next succeeding Special Dividend Period, and $40,000,000 for the next succeeding Special Dividend Period and (z) mandatory principal payments on Indebtedness (other than with respect to Loans) required to be made during such period.

          "Consolidated Interest Expense" shall mean, for any period, total interest expense (including that attributable to (A) any rent paid in respect of Capital Leases which is or should be allocable to interest expense in accordance with GAAP and (B) interest capitalized during the construction of any Capital Expenditure) of the Company and its Subsidiaries determined on a consolidated basis with respect to all outstanding Indebtedness of the Company and its Subsidiaries, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs or benefits under Interest Rate Protection Agreements, but excluding, however, amortization of any payments made to obtain any Interest Rate Protection Agreement and Other Hedging Agreements and deferred financing costs and any interest expense on deferred compensation arrangements to the extent included in total interest expense; PROVIDED, for that portion of any Test Period prior to the Initial Borrowing Date, Consolidated Interest Expense shall be determined on a PRO FORMA basis as if (i) no loans were outstanding under the Existing Credit Agreement, (ii) Loans in an aggregate principal amount equal to the amount outstanding on the Initial Borrowing Date (after giving effect to the Transaction) had been outstanding at all times since the first day of such Test Period and that such Loans had accrued interest at a per annum rate equal to the Eurodollar Rate that would have been in effect on the Initial Borrowing Date as if Eurodollar Loans were incurred on such date.

          "Consolidated Net Income" shall mean, for any period, the net income (or loss), after provisions for income taxes (other than with respect to net income taxes attributable to items that are excluded from the calculation of Consolidated Net Income in the period), of the Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period in conformity with GAAP but excluding in any event (a) any extraordinary gains (net of extraordinary losses) but with giving effect to gains or losses from sales of assets sold in the ordinary course of business; (b) net earnings of any person (other than a consolidated Subsidiary that is a Guarantor or the Canadian Subsidiary) in which the Borrower or any consolidated Subsidiary has an ownership interest unless such net earnings shall have actually been received by the Borrower or such consolidated Subsidiary in the form of cash distributions;
(c) any portion of the net earnings of any consolidated Subsidiary which is unavailable for payment of dividends to the Borrower or any other consolidated Subsidiary by reason of the provisions of any agreement or applicable law or regulation (including, without limitation, those agreements referred to in the exceptions set forth in Section 8.13 OF THE AGREEMENT); (d) earnings resulting from any reappraisal, revaluation or write-up of assets; (e) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of such Person or is merged into or consolidated with such Person or any of its Subsidiaries or that Person's assets are acquired by such Person or any of its Subsidiaries; (f) the aggregate net gain (or loss) during such period arising from the revaluation (but not sale) of readily marketable securities;
(g) the income (or loss) from discontinued operations; and (h) non-cash charges and cash charges (but only to the extent such cash charges are reimbursed by a controlling Affiliate in cash at the time of incurrence thereof), in each case, relating to the Transaction, repayment of Indebtedness incurred under the Existing Credit Agreement and any Dividend paid, in accordance with the terms hereof, from proceeds of the Initial Public Offering.

          "Contingent Obligations" shall mean as to any Person any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,
(a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligations of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; PROVIDED, HOWEVER, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection or standard contractual indemnities entered into, in each case in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

          "Continuing Directors" shall mean the directors of the Company on the Initial Borrowing Date and each other director if such director's nomination for the election to the Board of Directors of the Company is recommended by a majority of the then Continuing Directors.

          "Credit Documents" shall mean this Agreement, each of the Notes and each Security Document.

          "Credit Event" shall mean the making of a Loan (other than a Revolving Loan made pursuant to a Mandatory Borrowing) or the issuance of a Letter of Credit.

          "Credit Party" shall mean the Company and each Guarantor.

          "Default" shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

          "Defaulting Bank" shall mean any Bank with respect to which a Bank Default is in effect.

          "Destruction" has the meaning assigned to that term in each Mortgage.

          "Dividends" shall have the meaning provided in Section 8.07 OF THIS EXHIBIT E.

          "Documents" shall mean the Credit Documents and the IPO Documents.

          "Domestic Subsidiary" shall mean each Subsidiary of the Company incorporated or organized in the United States or any State or territory thereof.

          "Effective Date" shall mean OCTOBER 2, 1996.

          "Eligible Transferee" shall mean a commercial bank, financial institution or other institutional "accredited investor" (as defined in Regulation D of the Securities Act).

          "End Date" shall have the meaning provided in the definition of Interest Reduction Discount.

          "Environmental Claims" shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance, deficiency, liability or violation, investigations or proceedings relating in any way to any violation or liability (or alleged violation or liability) by the Company or any of its Subsidiaries under any Environmental Law (hereafter "Claims") or any permit, license or other authorization issued to the Company or any of its Subsidiaries under any such law, including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, remedial, corrective, response or other actions or damages pursuant to any Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

          "Environmental Law" shall mean any foreign, federal, state or local policy, statute, law, rule, regulation, ordinance, code or rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment (for purposes of this definition (collectively, "Laws")), relating to the environment or Hazardous Materials, or health and safety to the extent such health and safety issues arise under the Occupational Safety and Health Act of 1970, as amended, or any such similar Laws.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder. Section references to ERISA are to ERISA as in effect at the date of this Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

          "ERISA Affiliate" shall mean each person (as defined in Section 3(9) of ERISA) which together with the Company or any Subsidiary of the Company would be deemed to be a "single employer" within the meaning of Section 414(b) or (c) of the Code or (to the extent required by operation of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA) Section 414(m) or (o) of the Code.

          "Eurodollar Loans" shall mean each Loan bearing interest at the rates provided in Section 1.08(b) OF THE AGREEMENT.

          "Eurodollar Rate" shall mean with respect to each Interest Period for a Eurodollar Loan, (i) the arithmetic average (rounded to the nearest 1/16 of 1%) of the offered quotation to first-class banks in the interbank Eurodollar market by BTCo for U.S. dollar deposits of amounts in same day funds generally comparable to the aggregate principal amount of the Eurodollar Loan for which an interest rate is then being determined with maturities comparable to the Interest Period to be applicable to such Eurodollar Loan, determined as of 10:00 A.M. (New York time) on the date which is two Business Days prior to the commencement of such Interest Period divided (and rounded upward to the next whole multiple of 1/16 of 1%) by (ii) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D).

          "Event of Default" shall mean AN "EVENT OF DEFAULT" AS DEFINED IN THE AGREEMENT OR PARAGRAPH 22 OF THE LEASE AGREEMENT.

          "Existing Credit Agreement" means the credit facility provided to Alpine and certain Subsidiaries pursuant to the Loan and Security Agreement dated as of July 21, 1995 among Alpine, the Subsidiaries named therein, the financial institutions party thereto, and Shawmut Capital Corporation as Agent, as amended.

          "Existing Indebtedness" shall have the meaning provided in Section 6.22 OF THE AGREEMENT.

          "Existing Indebtedness Agreements" shall have the meaning provided in
Section 5.14 OF THE AGREEMENT.

          "Existing Letters of Credit" shall have the meaning provided in
Section 2.01(a) OF THE AGREEMENT.

          "Facing Fee" shall have the meaning provided in Section 3.01(c) OF THE AGREEMENT.

          "Federal Funds Rate" shall mean, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal Funds brokers of recognized standing selected by the Agent.

          "Fees" shall mean all amounts payable pursuant to, or referred to in,
Section 3.01 OF THE AGREEMENT.

          "Final Maturity Date" shall mean October 31, 2001.

          "Foreign Cash Equivalents" shall mean Canadian dollar denominated certificates of deposit or bankers acceptances of any bank organized under the laws of Canada, provided that the short-term commercial paper rating of such bank from S&P is at least A-1 or the equivalent thereof or from Moody's is at least P-1 or the equivalent thereof, in each case with maturities of not more than twelve months from the date of acquisition.

          "Foreign Pension Plan" shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States of America by the Company or any one or more of its Subsidiaries primarily for the benefit of employees of the Company or such Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code, or any such plan as to which the Company or any of its Subsidiaries may have any liability.

          "Foreign Subsidiary" shall mean each Subsidiary of the Company other than a Domestic Subsidiary.

          "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time; it being understood and agreed that determinations in accordance with GAAP for purposes of Section 8 OF THIS EXHIBIT E and the definition of Interest Reduction Discount, including defined terms as used therein, are subject (to the extent provided therein) to
Section 12.07(a) OF THE AGREEMENT.

          "Guarantor" shall mean each Subsidiary of the Company (other than a Foreign Subsidiary except to the extent otherwise provided in Section 8.14 OF THIS EXHIBIT E).

          "Guaranty" shall mean the Guaranty contained in Section 13 OF THE AGREEMENT.

          "Hazardous Materials" shall mean (a) any petrochemical or petroleum products or wastes (including crude oil or any fraction thereof), radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; and (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "restricted hazardous materials," "extremely hazardous wastes," "restrictive hazardous wastes," "toxic substances," "toxic pollutants," "contaminants" or "pollutants," or words of similar meaning and regulatory effect under any Environmental Law.

          "Indebtedness" of any Person shall mean, without duplication, (i) all indebtedness of such Person for borrowed money, (ii) the deferred purchase price of assets or services payable to the sellers thereof or any of such seller's assignees which in accordance with GAAP would be shown on the liability side of the balance sheet of such Person but excluding deferred rent as determined in accordance with GAAP, (iii) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (iv) all Indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such Indebtedness has been assumed; PROVIDED, HOWEVER, that in the event that the liability of such first Person is non-recourse to such Person and is recourse only to specified assets of such Person, the amount of Indebtedness attributed thereto shall not exceed the greater of the market value of such assets or the book value of such assets,
(v) all Capitalized Lease Obligations of such Person, (vi) all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted, I.E., take-or-pay and similar obligations, (vii) all obligations under Interest Rate Protection Agreements and Other Hedging Agreements and (viii) all Contingent Obligations of such Person; PROVIDED that Indebtedness shall not include trade payables and accrued expenses, in each case arising and payable in the ordinary course of business and consistent with past practice (so long as so paid in the ordinary course of business and consistent with past practice).

          "Initial Borrowing Date" shall mean the date upon which the initial Borrowing of Loans occurs.

          "Initial Public Offering" shall have the meaning provided in the recitals of this Agreement.

          "Intercompany Loan" shall have the meaning provided in Section 8.05(g) OF THIS EXHIBIT E.

          "Intercompany Notes" shall mean promissory notes, in the form of EXHIBIT L TO THE AGREEMENT, evidencing an Intercompany Loan.

          "Interest Coverage Ratio" shall mean, for any period, the ratio of Consolidated EBITDA to Consolidated Interest Expense for such period.

          "Interest Period," with respect to any Eurodollar Loan, shall mean the interest period applicable thereto, as determined pursuant to Section 1.09 OF THE AGREEMENT.

          "Interest Rate Protection Agreement" shall mean any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

          "Interest Reduction Discount" shall mean zero; PROVIDED that from and after the first day of any Margin Reduction Period (the "Start Date") to and including the last day of such Margin Reduction Period (the "End Date"), the Interest Reduction Discount shall be the respective percentage per annum set forth in clause (A), (B), (C), (D) or (E) below if, but only if, as of the last day of the most recent fiscal quarter or year, as the case may be, ended immediately prior to such Start Date (the "Test Date"), the applicable conditions set forth in clause (A), (B), (C), (D) or (E) below, as the case may be, are met:

          (A) .25% if, but only if, as of the Test Date for such Start Date the Pro Forma Leverage Ratio for the Test Period ended on such Test Date shall be equal to or less than 3.75:1.0 and none of the conditions set forth in clause (B), (C), (D) or (E) below, as the case may be, are satisfied;

          (B) .50% if, but only if, as of the Test Date for such Start Date the Pro Forma Leverage Ratio for the Test Period ended on such Test Date shall be equal to or less than 3.50:1.0 and none of the conditions set forth in clause (C), (D) or (E) below, as the case may be, are satisfied;

          (C) .75% if, but only if, as of the Test Date for such Start Date the Pro Forma Leverage Ratio for the Test Period ended on such Test Date shall be equal to or less than 3.25:1.0 and neither of the conditions set forth in clause (D) or (E) below is satisfied; or

          (D) 1% if, but only if, as of the Test Date for such Start Date the Pro Forma Leverage Ratio for the Test Period ended on such Test Date shall be equal to or less than 3.00:1.0 and the condition set forth in clause (E) below is not satisfied; or

          (E) 1.25% if, but only if, as of the Test Date for such Start Date the Pro Forma Leverage Ratio for the Test Period ended on such Test Date shall be equal to or less than 2.50:1.0.

Notwithstanding anything to the contrary contained above in this definition, (x) the Interest Reduction Discount shall not exceed that set forth in clause (C) prior to the first Test Date to occur after the first anniversary of the Initial Borrowing Date, (y) the Interest Reduction Discount shall be zero at any time when a Default or an Event of Default shall exist and (z) upon consummation of the Initial Public Offering, the then in effect Interest Reduction Discount shall be adjusted to give effect to the net reduction of outstanding Loans as a result of any repayment from the proceeds of such Initial Public Offering (net of any incremental Borrowings) as if such net reduction had occurred on the relevant Test Date (such adjustment to take effect upon such repayment of Loans).

          "IPO Documents" shall mean the Registration Statement relating to the registration of the the Company Common Stock, and all other documents or agreements related to the consummation of the IPO, including, without limitation, all underwriting or similar agreements and all documents filed with the SEC.

          "L/C Supportable Indebtedness" shall mean (i) obligations of the Company or its Subsidiaries incurred in the ordinary course of business with respect to insurance obligations and workers' compensation, surety bonds and other similar statutory obligations and (ii) such other obligations of the Company or any of its Subsidiaries as are reasonably acceptable to the Agent and the Letter of Credit Issuer and otherwise permitted to exist pursuant to the terms of this Agreement.

          "Lease" shall mean any lease, sublease, franchise agreement, license, occupancy or concession agreement.

          "Leasehold" of any Person shall mean all of the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

          "Letter of Credit" shall have the meaning provided in Section 2.01(a) OF THE AGREEMENT.

          "Letter of Credit Fees" shall have the meaning provided in Section 3.01(b) OF THE AGREEMENT.

          "Letter of Credit Issuer" shall mean BTCo.

          "Letter of Credit Outstandings" shall mean, at any time, the sum of, without duplication, (i) the aggregate Stated Amount of all outstanding Letters of Credit and (ii) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit.

          "Letter of Credit Request" shall have the meaning provided in Section 2.02(a) OF THE AGREEMENT.

          "Letter of Credit Sublimit" shall mean $7,500,000.

          "Leverage Ratio" shall mean, at any time, the ratio of (x) Consolidated Debt as of the last day of the relevant Test Period to (y) Consolidated EBITDA for the relevant Test Period.

          "Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any similar recording or notice statute, and any lease having substantially the same effect as the foregoing).

          "Loan" shall mean each Revolving Loan and each Swingline Loan.

          "Mandatory Borrowing" shall have the meaning provided in Section 1.01(c) OF THE AGREEMENT.

          "Margin Reduction Period" shall mean each period which shall commence on a date on which the financial statements are delivered pursuant to Section 7.01(b) or (c) OF THIS EXHIBIT E, as the case may be, and which shall end on the earlier of (i) the date of actual delivery of the next financial statements pursuant to Section 7.01(b) or (c), as the case may be, and (ii) the latest date on which the next financial statements are required to be delivered pursuant to
Section 7.01(b) or (c), as the case may be; PROVIDED that the first Margin Reduction Period shall commence on the date that the financial statements are delivered for the Company's first fiscal quarter ending after the Initial Borrowing Date.

          "Margin Stock" shall have the meaning provided in Regulation U.

          "Material Adverse Effect" shall mean a material adverse effect on the business, properties, assets, liabilities, condition (financial or otherwise) or prospects of the Company and its Subsidiaries, taken as a whole and after giving effect to the Transaction.

          "Maximum Swingline Amount" shall mean $7,500,000.

          "Minimum Borrowing Amount" shall mean (i) for Revolving Loans, $1,000,000 and (ii) for Swingline Loans, $250,000.

          "Moody's" shall mean Moody's Investors Service, Inc.

          "Mortgage" shall mean a revolving credit mortgage, assignment of leases, security agreement and fixture filing, or a revolving credit deed of trust, assignment of leases, security agreement and fixture filing creating and evidencing a Lien on a Mortgaged Real Property, which shall be substantially in the form of Exhibit M-1 or M-2 (as appropriate) hereto, containing such schedules and including such additional provisions and other deviations from such Exhibits as shall be necessary to conform such document to applicable or local law or as shall be customary under local law and which shall be dated the date of delivery thereof and made by the owner of the Mortgaged Real Property described therein for the benefit of the Collateral Agent, as mortgagee (grantee or beneficiary), assignee and secured party, as the same may at any time be amended, modified or supplemented in accordance with the terms thereof and hereof.

          "Mortgaged Property" shall have the meaning assigned to such term in the Mortgages.

          "Mortgaged Real Property" shall mean and include the Real Properties owned or leased by the Company and the Guarantors to the extent designated as such on Annex IV TO THE AGREEMENT and any additional Real Property which shall be subject to a Mortgage delivered pursuant to Section 5.13.

          "Multiemployer Plan" shall mean a Plan which is a multiemployer plan (as defined in Section 4001(a)(3) of ERISA).

          "Net Award" has the meaning assigned to such term in each Mortgage.

          "Net Cash Proceeds" shall mean, with respect to any Asset Sale, the Cash Proceeds resulting therefrom net of (a) cash expenses of sale (including, without limitation, brokerage fees, if any, transfer taxes and payment of principal, premium and interest of Indebtedness other than the Loans required to be repaid as a result of such Asset Sale), (b) all foreign, federal, state and local taxes to the extent payable as a direct consequence of any such Asset Sale and (c) deduction of reasonable amounts, determined in accordance with GAAP, required to be provided by the Company or such Subsidiary as a reserve against any liabilities retained by the Company or any Subsidiary of the Company associated with such assets after such Asset Sale, including, without limitation, any indemnification, pension and other post-employment benefit liabilities, workers compensation liabilities, liabilities associated with retiree benefits and liabilities relating to environmental matters, except and until such reserves are reversed, in which case the amount of such reversal shall constitute Net Cash Proceeds.

          "Net Proceeds" has the meaning assigned to that term in each Mortgage.

          "Non-Defaulting Bank" shall mean each Bank other than a Defaulting
Bank.

          "Note" shall mean each Revolving Note and the Swingline Note.

          "Obligations" shall mean all amounts, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing to the Agent, the Collateral Agent or any Bank pursuant to the terms of any Credit Document.

          "Other Hedging Agreements" shall mean (x) any foreign exchange contracts, currency swap agreements or other similar agreements or arrangements designed to protect against fluctuations in currency values and (y) agreements relating to the future purchase of commodities or designed to protect against fluctuations in the prices of specific commodities.

          "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

          "Percentage" shall mean, at any time for each Bank, the percentage obtained by dividing such Bank's Revolving Loan Commitment at such time by the Total Revolving Loan Commitment then in effect; PROVIDED that if the Total Revolving Loan Commitment has been terminated, the Percentage of each Bank shall be determined by dividing such Bank's Revolving Loan Commitment as in effect immediately prior to such termination by the Total Revolving Loan Commitment as in effect immediately prior to such termination.

          "Permitted Acquisition" shall have the meaning provided in Section 8.02(l) OF THIS EXHIBIT E.

          "Permitted Liens" shall have the meaning provided in Section 8.03 OF THIS EXHIBIT E.

          "Person" shall mean any individual, partnership, joint venture, firm, corporation, limited liability company or partnership, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.


          "Plan" shall mean any multiemployer plan or single- employer plan as defined in Section 4001 of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Company, any of its Subsidiaries or any ERISA Affiliate and each such plan for the five calendar year period immediately following the latest date on which the Company, any of its Subsidiaries or any ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan or any such plan as to which the Company, any of its Subsidiaries or any ERISA Affiliate may have any liability, PROVIDED, HOWEVER, the term "Plan" shall not include any Foreign Pension Plan.

          "Pledge Agreement" shall have the meaning provided in Section 5.11(a) OF THE AGREEMENT and shall include any additional pledge agreement executed by the Company or any of its Subsidiaries pursuant to Section 7.11 OF THE AGREEMENT.

          "Pledge Agreement Collateral" shall mean all "Collateral" as defined in the Pledge Agreement.

          "Pledged Collateral" shall have the meaning assigned to such term in the Security Agreement.

          "Pledged Securities" shall mean all the Pledged Securities as defined in the Pledge Agreement.

          "Prime Lending Rate" shall mean the rate which BTCo announces from time to time as its prime lending rate, the Prime Lending Rate to change when and as such prime lending rate changes. The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. BTCo may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

          "Prior Liens" shall mean Liens which, pursuant to the provisions of any Security Document, are or may be superior to the Lien of such Security Document.

          "Pro Forma Leverage Ratio" shall mean, at any time for the determination thereof, the ratio of (x) Consolidated Debt at such time to (y) Consolidated EBITDA for the Test Period then last ended, with such Pro Forma Leverage Ratio to be determined on a PRO FORMA basis as if such Permitted Acquisition (and any other Permitted Acquisition) that occurred during such Test Period (and the incurrence, assumption and/or repayment of any Indebtedness in connection with any such Permitted Acquisition), as the case may be, had occurred on the first day of such Test Period (and such Indebtedness, if any, had remained outstanding (or had not been outstanding, as the case may be) throughout such Test Period) it being understood that in calculating the Pro Forma Leverage Ratio in connection with each and every Permitted Acquisition, Consolidated EBITDA shall include the results of operations of the Person or assets acquired pursuant to each such Permitted Acquisition on a PRO FORMA basis as if such acquisition had occurred on the first day of the respective Test Period. On the date of any Permitted Acquisition pursuant to which the Pro Forma Leverage Ratio is to be calculated and on each date of calculation of Pro Forma Leverage Ratio, the Company shall deliver to the LANDLORD a certificate of the Company's chief financial officer setting forth in reasonable detail the PRO FORMA calculations required to establish the Pro Forma Leverage Ratio (with such PRO FORMA calculations to be made on a basis reasonably satisfactory to the LANDLORD and to assume that the interest expense attributable to any Indebtedness (whether existing or being incurred) bearing a floating interest rate shall be computed as if the rate in effect on the date of such Permitted Acquisition (taking into account any Interest Rate Protection Agreement applicable to such Indebtedness if such Interest Rate Protection Agreement has a remaining term in excess of 12 months) had been the applicable rate for the entire period).

          "Quarterly Payment Date" shall mean the last Business Day of each fiscal quarter (including the fourth fiscal quarter) of the Company.

          "Real Property" of any Person shall mean all of the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

          "Registration Statement" shall mean the Company's Registration Statement on Form S-1 as filed on September 12, 1996 with the SEC.

          "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

          "Regulation U" shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or any portion thereof.

          "Release" means disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing, pouring and the like, into or upon any land or water or air, or otherwise entering into the environment.

          "Reportable Event" shall mean an event described in Section 4043(c) of ERISA with respect to a Plan as to which the 30-day notice requirement has not been waived by the PGBC by regulation.

          "Required Banks" shall mean collectively (and not individually) Non-Defaulting Banks the sum of whose Revolving Loan Commitments (or, if after the Total Revolving Loan Commitment has been terminated, outstanding Revolving Loans and Percentages of outstanding Swingline Loans and Letter of Credit Outstandings) constitute greater than 50% of the Total Revolving Loan Commitment less the aggregate Revolving Loan Commitments of Defaulting Banks (or, if after the Total Revolving Loan Commitment has been terminated, the total outstanding Revolving Loans of Non-Defaulting Banks and the aggregate Percentages of all Non-Defaulting Banks of the total outstanding Swingline Loans and Letter of Credit Outstandings at such time).

          "Revolving Loan" shall have the meaning provided in Section 1.01(a) OF THE AGREEMENT.

          "Revolving Loan Commitment" shall mean, with respect to each Bank, the amount set forth opposite such Bank's name in Annex I TO THE AGREEMENT directly below the column entitled "Revolving Loan Commitment," as the same may be reduced from time to time pursuant to Section 3.02, Section 3.03, Section 9 OF THE AGREEMENT and/or the definition of "Total Revolving Loan Commitment."

          "Revolving Note" shall have the meaning provided in Section 1.05(a) OF THE AGREEMENT.

          "Rollover Amount" shall have the meaning provided in Section 8.08(b) OF THE AGREEMENT.

          "SEC" shall mean the Securities and Exchange Commission or any successor thereto.

          "Secured Creditors" shall have the meaning provided in the Security Documents (AS DEFINED IN THE AGREEMENT).

          "Security Agreement" shall have the meaning provided in Section 5.11(b) OF THE AGREEMENT and shall include any additional security agreement executed by the Company or any of its Subsidiaries pursuant to Section 7.11 OF THE AGREEMENT.

          "Security Documents" shall mean and include the Security Agreement, the Pledge Agreement and each Mortgage.

          "Services Agreement" shall mean the services agreement between Alpine and the Company, dated the Initial Borrowing Date, in the form approved by the Agent.

          "S&P" shall mean Standard & Poors' Ratings Service.

          "Special Dividend Period" shall mean each four consecutive fiscal quarters of the Company commencing with the fiscal quarter beginning July 28, 1996 and each four fiscal periods thereafter commencing on the date immediately following the last day of the immediately preceding Special Dividend Period.

          "Start Date" shall have the meaning provided in the definition of Interest Reduction Discount.

          "Stated Amount" of each Letter of Credit shall mean the maximum amount available to be drawn thereunder (regardless of whether any conditions for drawing could then be met).

          "Subsidiary" of any Person shall mean and include (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (ii) any partnership, association, joint venture or other entity (other than a corporation) in which such Person directly or indirectly through Subsidiaries, has more than a 50% equity interest at the time.

          "Superior Preferred Stock" shall MEAN 20,000 SHARES OF THE 6% CUMULATIVE PREFERRED STOCK, PAR VALUE $1.00 PER SHARE, OF SUPERIOR HAVING AN AGGREGATE LIQUIDATION PREFERENCE OF $20,000,000 (but shall include any Company preferred stock issued in exchange therefor pursuant to clause (vi)(y) of
Section 8.06 OF THIS EXHIBIT E).

          "Survey" means a survey of any Mortgaged Real Property (and all improvements thereon): (i) prepared by a surveyor or engineer licensed to perform surveys in the state, province or country where such Mortgaged Real Property is located, (ii) dated (or redated) not earlier than six months prior to the date of delivery thereof unless there shall have occurred within the six months prior to such date of delivery any exterior construction on the site of such Mortgaged Real Property, in which event such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 20 days prior to such date of delivery, (iii) certified by the surveyor (in a manner reasonably acceptable to the Collateral Agent) to the Collateral Agent and the Title Company and (iv) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey.

          "Swingline Expiry Date" shall mean the date which is five Business Days prior to the Final Maturity Date.

          "Swingline Loan" shall have the meaning provided in Section 1.01(b) OF THE AGREEMENT.

          "Swingline Note" shall have the meaning provided in Section 1.05(a) OF THE AGREEMENT.

          "Taking" has the meaning assigned to such term in each Mortgage.

          "Target Amount" shall mean $120,000,000 except that if the gross proceeds of the Initial Public Offering, less underwriting discounts, not to exceed 7.00% and up to $700,000 of expenses, (the "Net Proceeds") is less than $88,580,000, then the Target Amount shall be increased by an amount equal to the difference between the Net Proceeds and $88,580,000, but in no event shall the Target Amount be less than $130,580,000.

          "Test Date" shall have the meaning provided in the definition of Interest Reduction Discount.

          "Test Period" shall mean four consecutive fiscal quarters of the Company (taken as one accounting period) ended, in the case of any determination of Interest Reduction Discount, on the applicable Test Date and, in all other cases, ended on the date indicated in the applicable Section hereof.

          "Title Company" shall mean First American Title Insurance Company or such other title insurance or abstract company as shall be designated by the LANDLORD.

          "Total Consideration Amount" shall mean (with respect to any Permitted Acquisition, or series of related Permitted Acquisitions) $30,000,000, PROVIDED that if at least 90% of the total consideration with respect thereto (as determined in accordance with Section 8.02(l)) OF THIS EXHIBIT E is paid in shares of Company Common Stock, such amount shall be $75,000,000.

          "Total Revolving Loan Commitment" shall mean the sum of the Revolving Loan Commitments of each of the Banks it being understood that the Total Revolving Loan Commitment as of the Initial Borrowing Date shall be $175,000,000, PROVIDED that if the Initial Public Offering occurs on or before that date, the Total Revolving Loan Commitment shall be reduced to $150,000,000 with such reduction to reduce the Revolving Loan Commitments of each Bank proportionately in proportion to their respective Revolving Loan Commitments.

          "Total Unutilized Revolving Loan Commitment" shall mean, at any time,
(i) the Total Revolving Loan Commitment at such time less (ii) Total Revolving Outstandings at such time.


          "Transaction" shall have the meaning set forth in the Recitals to the Agreement.

          "Type" shall mean any type of Revolving Loan determined with respect to the interest option applicable thereto, i.e., a Base Rate Loan or a Eurodollar Loan.

          "UCC" shall mean the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction.

          "Unfunded Current Liability" of any Plan shall mean the amount, if any, by which the actuarial present value of the accumulated plan benefits under the Plan as of the close of its most recent plan year exceeds the fair market value of the assets allocable thereto, each determined in accordance with Statement of Financial Accounting Standards No. 87, based upon the actuarial assumptions used by the Plan's actuary in the most recent annual valuation of the Plan.

          "Unpaid Drawing" shall have the meaning provided in Section 2.03(a) OF THIS AGREEMENT.

          "Unutilized Revolving Loan Commitment" with respect to any Bank at any time shall mean such Bank's Revolving Loan Commitment at such time less the sum of (i) the aggregate then outstanding principal amount of all Revolving Loans made by such Bank, (ii) such Bank's Percentage of the then Letter of Credit Outstandings and (iii) in the case of BTCo, the aggregate then outstanding principal amount of all Swingline Loans.

          "U.S. Dollars" and the sign "$" shall each mean freely transferable lawful money of the United States of America.

          "Wholly-Owned Domestic Subsidiary" shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is a Domestic Subsidiary.

          "Wholly-Owned Foreign Subsidiary" shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is a Foreign Subsidiary.

          "Wholly-Owned Subsidiary" shall mean, as to any Person, (i) any corporation 100% of whose capital stock (other than director's qualifying shares and/or other nominal amounts of shares required to be held other than by such Person under applicable law) is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such

Person and (ii) any partnership, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time.

          "Written" (whether lower or upper case) or "in writing" shall mean any form of written communication or a communication by means of telex, facsimile device, or telegraph or cable.

          SECTION 8. NEGATIVE COVENANTS. The Company hereby covenants and agrees that UNLESS THE LANDLORD CONSENTS THERETO IN WRITING:

          8.01 CHANGES IN BUSINESS. The Company and its Subsidiaries will not engage in any business other than the businesses in which the Company and its Subsidiaries are engaged in as of the Effective Date and activities incidental thereto, and similar or related businesses.

          8.02 CONSOLIDATION, MERGER, SALE OR PURCHASE OF ASSETS, ETC. The Company will not, and will not permit any of its Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of (or agree to do any of the foregoing at any future time) all or any part of its property or assets (other than inventory in the ordinary course of business, including sales of inventory on consignment in the ordinary course of business), or enter into any partnerships, joint ventures or sale-leaseback transactions, or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions of inventory, materials and equipment in the ordinary course of business) of any Person, except that the following shall be permitted:

          (a) the Company and its Subsidiaries may, as lessee or lessor, enter into operating leases in the ordinary course of business with respect to real or personal property;

          (b) Capital Expenditures by the Company and its Subsidiaries to the extent not in violation of Section 8.08;

          (c)  the advances, investments and loans permitted pursuant to Section
     8.05 OF THIS EXHIBIT E;

          (d) the Company and its Subsidiaries may sell other assets other than Mortgaged Real Property; provided that the aggregate sale proceeds from all assets subject to such sales pursuant to this clause (d) shall not exceed $5,000,000 in any consecutive twelve month period of the Company (exclusive of sale proceeds in respect of obsolete, outmoded or worn-out machinery, equipment, furniture or fixtures) and each such asset sale subject to this clause (d) is for at least 85% cash and at fair market value (as determined in good faith by the Company);

          (e) the Company and its Subsidiaries may sell or discount, in each case without recourse, accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof;

          (f) without limitation to clause (d), the Company and its Subsidiaries may sell or exchange specific items of machinery or equipment, so long as the proceeds of each such sale or exchange is used (or contractually committed to be used) to acquire (and results within 180 days of such sale or exchange in the acquisition of) replacement items of machinery or equipment which are the functional equivalent of the item of equipment so sold or exchanged;

          (g) the Company and its Subsidiaries may, in the ordinary course of business, license, as licensor or licensee, patents, trademarks, copyrights and know-how to third Persons and to one another, so long as any such license by the Company or its Subsidiaries in its capacity as licensor is permitted to be assigned pursuant to the Security Agreement (to the extent that a security interest in such patents, trademarks, copyrights and know-how is granted thereunder) and does not otherwise prohibit the granting of a Lien by the Company or any of its Subsidiaries pursuant to the Security Agreement in the intellectual property covered by such license;

          (h) the assets of any Foreign Subsidiary of the Company may be transferred to the Company or any of its Subsidiaries, and any Foreign Subsidiary of the Company may be merged with and into, or be dissolved or liquidated into, the Company or any of its Subsidiaries so long as the Company or such Subsidiary is the surviving corporation of any such merger, dissolution or liquidation;

          (i) any Domestic Subsidiary of the Company may transfer assets to the Company or to any other Domestic Subsidiary of the Company, so long as (i) if the transferee is a Subsidiary, such Subsidiary is a Guarantor and (ii) the security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets so transferred shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such transfer);

          (j) any Domestic Subsidiary of the Company may merge with and into, or be dissolved or liquidated into, the Company so long as (i) the Company is the surviving corporation of any such merger, dissolution or liquidation and (ii) the security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets of such Domestic Subsidiary shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, dissolution or liquidation);

          (k) any Domestic Subsidiary of the Company may merge with and into, or be dissolved or liquidated into, any Domestic Subsidiary of the Company so long as (i) such Domestic Subsidiary is a Guarantor and is the surviving corporation of any such merger, dissolution or liquidation and (ii) the security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets of such Domestic Subsidiary shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, dissolution or liquidation);

          (l) so long as no Default or Event of Default then exists or would result therefrom (including giving pro forma effect to such acquisition and any additional Indebtedness resulting therefrom or incurred or assumed in connection therewith as if such acquisition had occurred and such Indebtedness had been incurred as of the first day of the most recently completed Test Period (including any other Permitted Acquisition that occurred, and related Indebtedness that was incurred, during such Test Period)), the Company and its Wholly-Owned Subsidiaries may acquire assets or the capital stock of any Person (any such acquisition permitted by this clause (l), a "Permitted Acquisition"); PROVIDED that (i) such Person (or the assets so acquired) was, immediately prior to such acquisition, engaged (or used) primarily in the business permitted pursuant to Section 8.01,
     (ii) if such acquisition is structured as a stock or other equity acquisition, then either (A) the Person so acquired becomes a Wholly-Owned Subsidiary of the Company and a Guarantor or (B) such Person is merged with and into the Company or a Wholly-Owned Subsidiary of the Company that is a Guarantor (with the Company or such Wholly-Owned Subsidiary being the surviving corporation of such merger), and in any case, all of the provisions of Section 8.14 have been complied with in respect of such Person, (iii) any Liens or Indebtedness assumed or issued in connection with such acquisition is otherwise permitted under Section 8.03 or 8.04 OF THIS EXHIBIT E, as the case may be, and (iv) after giving effect thereto, the Unutilized Revolving Loan Commitment would be at least $15,000,000; PROVIDED, FURTHER, that any such Permitted Acquisition (or series of related Permitted Acquisitions) involving total consideration (including, without limitation, any earn- out, non-compete or deferred compensation arrangements and the value of any Company securities, but not including any Indebtedness assumed that complies with Section 8.04(h)) OF THIS EXHIBIT E by the Company and its Wholly-Owned Subsidiaries in excess of the Total Consideration Amount shall not be consummated without the prior written consent of the Required Banks; and PROVIDED, FURTHER, that the Company shall have delivered to the LANDLORD a certificate of the Chief Financial Officer of the Company showing compliance (in reasonable detail as to pro forma calculations) with all of the provisions of this paragraph (l);

          (m) leases or subleases granted by the Company or any of its Subsidiaries to third Persons not interfering in any material respect with the business of the Company or any of its Subsidiaries, including any arm's-length lease by the Company or any Subsidiary of the Company of up to 50,000 square feet of its Wallingford, Connecticut facility;

          (n) the Company and its Subsidiaries may, in the ordinary course of business, sell, transfer or otherwise dispose of patents, trademarks, copyrights and know-how which, in the reasonable judgment of the Company or such Subsidiary, are determined to be uneconomical, negligible or obsolete in the conduct of business; and

          (o) "inactive" or "shell" Subsidiaries may be dissolved or otherwise liquidated.

To the extent the LANDLORD waiveS the provisions of this Section 8.02 with respect to the sale or other disposition of any Collateral, or any Collateral is sold or otherwise disposed of as permitted by this Section 8.02, such Collateral in each case shall be sold or otherwise disposed of free and clear of the Liens created by the Security Documents and the LANDLORD shall take such actions as are appropriate in connection therewith.

          8.03 LIENS. The Company will not, and will not permit any Guarantor to, create, incur, assume or suffer to exist any Lien upon or with respect to any item constituting Collateral except for the Lien of the Security Documents relating thereto, the Prior Liens applicable thereto and other Liens expressly permitted by such Security Documents. The Company will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of the Company or such Subsidiary which does not constitute Collateral, whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets or assign any right to receive income, or file or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute, except the following (collectively referred to as "Permitted Liens"):

          (a) inchoate Liens for taxes, assessments or governmental charges of levies not yet due or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

          (b) Liens in respect of property or assets of the Company or any of its Subsidiaries imposed by law which were incurred in the ordinary course of business or in connection with any Capital Expenditure permitted by the terms of this Agreement and which have not arisen to secure Indebtedness for borrowed money, such as carriers', warehousemen's and mechanics' Liens, statutory landlord's Liens, and other similar Liens arising in the ordinary course of business, and which either (x) do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Company or any of its Subsidiaries or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or asset subject to such Lien;

          (c) Liens in existence on the Initial Borrowing Date which are listed, and the property subject thereto described, in Annex IX TO THE AGREEMENT, and extensions, renewals or related refinancings thereof pursuant to Section 8.04(b) OF THIS EXHIBIT E, provided that such extensions, renewals or related refinancings thereof pursuant to Section 8.04(b) (x) OF THIS EXHIBIT E do not increase the obligations so secured and (y) apply to additional assets not subject to the lien being extended or renewed;

          (d) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 9.09 OF THE AGREEMENT;

          (e) Liens incurred or deposits made (x) in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money); and (y) to secure the performance of leases of Real Property, to the extent incurred or made in the ordinary course of business consistent with past practices;

          (f) licenses, leases or subleases granted to third Persons not interfering in any material respect with the business of the Company or any of its Subsidiaries;

          (g) easements, zoning restrictions, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or or encumbrances not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Subsidiaries;

          (h) Liens arising from precautionary UCC financing statements regarding operating leases permitted by this Agreement;

          (i) any interest or title of a licensor, lessor or sublessor under any license or lease permitted by this Agreement;

          (j)  Liens created pursuant to Capital Leases permitted pursuant to
     Section 8.04(d) OF THIS EXHIBIT E;

          (k) Liens arising pursuant to purchase money mortgages or security interests securing Indebtedness representing the purchase price (or financing of the purchase price within 90 days after the respective purchase) of assets acquired after the Initial Borrowing Date; provided that (i) any such Liens attach only to the assets so purchased, (ii) the Indebtedness secured by any such Lien (including refinancings thereof) does not exceed 100% of the lesser of the fair market value or the purchase price of the property being purchased at the time of the incurrence of such Indebtedness and (iii) the Indebtedness secured thereby is permitted to be incurred pursuant to Section 8.04(d) OF THIS EXHIBIT E;

          (l) Liens on property or assets acquired pursuant to a Permitted Acquisition, or on property or assets of a Subsidiary of the Company in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition; PROVIDED that (i) any Indebtedness that is secured by such Liens is permitted to exist under Section 8.04(h) OF THIS EXHIBIT E, and
     (ii) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition and do not attach to any other asset of the Company or any of its Subsidiaries; and

          (m) additional Liens (on assets other than the Collateral) incurred by the Company and its Subsidiaries so long as the aggregate value of the property subject to such Liens, and the Indebtedness and other obligations secured thereby, do not exceed $1,000,000.

          8.04 INDEBTEDNESS. The Company will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

          (a) Indebtedness incurred pursuant to this Agreement and the other Credit Documents;

          (b) Existing Indebtedness outstanding on the Initial Borrowing Date and listed on Annex VII TO THE AGREEMENT, including any extensions, refinancings, replacements or restructurings thereof, provided that the then outstanding principal amount thereof is not increased;

          (c) Indebtedness under Interest Rate Protection Agreement, and Other Hedging Agreements permitted by Section 8.05(d) OF THIS EXHIBIT E;

          (d) Capitalized Lease Obligations and Indebtedness of the Company and its Subsidiaries incurred pursuant to purchase money Liens permitted under
     Section 8.03(k) OF THIS EXHIBIT; provided that all such Capitalized Lease Obligations are permitted under Section 8.08 OF THIS EXHIBIT E, and (ii) the sum of (x) the aggregate Capitalized Lease Obligations outstanding at any time plus (y) the aggregate principal amount of such purchase money Indebtedness outstanding at such time shall not exceed $12,000,000 (including Capital Lease Obligations referred to on Exhibit VII);

          (e) Indebtedness constituting Intercompany Loans to the extent permitted by Section 8.05(g) OF THIS EXHIBIT E;

          (f) Indebtedness of Foreign Subsidiaries to the Company or any of its Domestic Subsidiaries as a result of any investment made pursuant to
     Section 8.05(k) OF THIS EXHIBIT E;

          (g) Indebtedness consisting of guaranties (x) by the Company of Indebtedness, leases and other contractual obligations permitted to be incurred by Subsidiaries of the Company that are Guarantors and (y) by Foreign Subsidiaries of the Company of Indebtedness, leases and other contractual obligations permitted to be incurred by the Company and its Subsidiaries;

          (h) Indebtedness of a Subsidiary acquired as a result of a Permitted Acquisition (or Indebtedness assumed at the time of a Permitted Acquisition of an asset securing such Indebtedness); provided that (i) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition, (ii) at the time of such Permitted Acquisition such Indebtedness does not exceed 25% of the total then fair market value of the assets of the Subsidiary so acquired, or of the asset so acquired, as the case may be, (iii) so long as, before and after giving effect to such Permitted Acquisition, no Default or Event of Default shall have occurred or would result therefrom and (iv) such Indebtedness is not recourse to any assets of the Company or its Subsidiaries other than the Subsidiary and assets so acquired; and

          (i) additional Indebtedness of the Company and its Subsidiaries not otherwise permitted hereunder not exceeding $5,000,000 in aggregate principal amount at any time outstanding.

          8.05 ADVANCES, INVESTMENTS AND LOANS. The Company will not, and will not permit any of its Subsidiaries to, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or hold any cash, Cash Equivalents or Foreign Cash Equivalents (collectively, "Investments"), except:

          (a) the Company and its Subsidiaries may invest in cash and Cash Equivalents, and, in the case of Foreign Subsidiaries, Foreign Cash Equivalents;

          (b) the Company and its Subsidiaries may acquire and hold receivables owing to it, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms (including the dating of receivables) of the Company or such Subsidiary;

          (c) the Company and its Subsidiaries may acquire and own investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

          (d) (w) Interest Rate Protection Agreements entered into to protect the Company against fluctuations in interest rates in respect of the Obligations, (x) Other Hedging Agreements with respect to Canadian Dollars to protect against fluctuations in the value of the Canadian dollar against the U.S. dollar, but only with respect to the loans contemplated by clause
     (k) of this Section 8.05, (y) Other Hedging Agreements with respect to copper and other raw materials to be used in the business of the Company and its Subsidiaries, provided that such purchases are entered into in the ordinary course of business and consistent with past practices and for bona fide business (and not speculative) purposes and (z) Other Hedging Agreements with respect to foreign sales by the Company and its Subsidiaries, provided that such agreement to protect against fluctuations in currency values are entered into the ordinary course of business and for bona fide business (and not speculative) purposes;

          (e) advances, loans and investments in existence on the Initial Borrowing Date and listed on Annex V TO THE AGREEMENT shall be permitted, without giving effect to any additions thereto or replacements thereof (except those additions or replacements which are existing obligations as of the Initial Borrowing Date but only to the extent such further obligations are described on such Annex V);

          (f) deposits made in the ordinary course of business consistent with past practices to secure the performance of leases or other contractual arrangements shall be permitted;

          (g) the Company may make intercompany loans and advances to any of its Subsidiaries that are Guarantors and any Subsidiary of the Company may make intercompany loans and advances to the Company or any other Subsidiary of the Company that is a Guarantor (collectively, "Intercompany Loans"); PROVIDED that (x) each Intercompany Loan shall contain subordination provisions satisfactory to the LANDLORD, (y) each Intercompany Loan shall be evidenced by an Intercompany Note and (z) each such Intercompany Note shall be pledged to the Collateral Agent pursuant to the Pledge Agreement;

          (h) loans and advances by the Company and its Subsidiaries to employees of the Company and its Subsidiaries for moving and travel expenses and other similar expenses or in connection with stock purchases in each case incurred in the ordinary course of business and consistent with past practices shall be permitted in an aggregate principal amount not to exceed $2,500,000 at any one time outstanding;

          (i)  Permitted Acquisitions shall be permitted;

          (j) the Company and its Subsidiaries may acquire and hold promissory notes and/or equity securities issued by the purchaser or purchasers in connection with the sale of assets to the extent permitted under Section 8.02(d) OF THIS EXHIBIT E;

          (k) the Company may lend, on a senior basis, funds to the Canadian Subsidiary, provided that (x) the aggregate amount of such loans may not, at any time, exceed $6,000,000, (y) such loans shall (i) be made pursuant to a note, in form and substance, satisfactory to the LANDLORD, (ii) bear interest at a rate equal to that determined in accordance with Section 1.08(a) OF THE AGREEMENT, (iii) be prepayable at any time upon demand by the Company and (iv) be secured (at all times commencing no later than 90 days after the Initial Borrowing Date) by the assets of the Canadian Subsidiary and its Subsidiaries, on terms and conditions satisfactory to the LANDLORD and (z) such loans and notes shall constitute Collateral and be pledged to the Collateral Agent on behalf of the Secured Creditors;

          (l) the Company may contribute cash to one or more of its Subsidiaries that are or become Guarantors formed after the Initial Borrowing Date in accordance with Section 8.14 OF THIS EXHIBIT E (including in connection with a Permitted Acquisition) so long as such Subsidiary remains a Guarantor;

          (m) the Company may purchase shares of the Company common stock to the extent permitted by Sections 8.06(ii) OF THIS EXHIBIT E;

          (n) the Company and its Subsidiaries may make cash Investments in or to Persons that are not Affiliates (other than joint ventures in which an Affiliate of the Company has an ownership interest other than through the Company or a Subsidiary of the Company) in an amount not to exceed $25,000,000 outstanding at any one time (giving effect to any repayments in cash, but without giving effect to any distributions or profits thereon, write-downs or non-cash payments) PROVIDED, before and after giving effect to each such Investment, (x) no Default or Event of Default shall have occurred or result therefrom and (y) the Unutilized Revolving Loan Commitment would be at least $15,000,000; and

          (o) The Company and its Subsidiaries may make cash Investments in or to Persons that are not Affiliates of the Company in an amount not to exceed $5,000,000 outstanding at any one time, giving effect to any repayments in cash, but without giving effect to any distributions thereon, write-downs or non-cash payments (provided, that before and after giving effect to each such Investment, no Default or Event of Default shall have occurred or result therefrom).

          8.06 DIVIDENDS, ETC. The Company will not, and will not permit any of its Subsidiaries to, declare or pay any dividends (other than dividends payable solely in common stock of the Company or any such Subsidiary, as the case may be) or return any capital to, its stockholders or authorize or make any other distribution, payment or delivery of property or cash to its stockholders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for any consideration, any shares of any class of its capital stock, now or hereafter outstanding (or any warrants for or options or stock appreciation rights (other than such rights as are granted only to employees as compensation for their employment) in respect of any of such shares), or set aside any funds for any of the foregoing purposes, and the Company will not permit any of its Subsidiaries to purchase or otherwise acquire for consideration any shares of any class of the capital stock of the Company or any Subsidiary of the Company now or hereafter outstanding (or any options or warrants or such stock appreciation rights issued by such Person with respect to its capital stock) (all of the foregoing "Dividends", it being understood that the payments made in accordance with the clauses contained in the proviso of
Section 8.07 OF THIS EXHIBIT E shall not be deemed to be Dividends), except that:

          (i) any Subsidiary of the Company may pay Dividends to the Company or any Wholly-Owned Subsidiary of the Company;

         (ii) prior to consummation of an initial public offering (including the Initial Public Offering), the Company may redeem or purchase shares of the Company Common Stock or options to purchase the Company Common Stock, as the case may be, held by former employees (or their heirs) of the Company or any of its Subsidiaries following the termination of their employment; provided that (x) the only consideration paid by the Company in respect of such redemptions and/or purchases shall be cash and/or subordinated notes of the Company in form and substance satisfactory to the LANDLORD and (y) the sum of (I) the aggregate amount paid by the Company in cash in respect of all such redemptions and/or purchases plus (II) the aggregate amount of all principal and interest payments made on such subordinated notes shall not exceed $1,000,000 in any consecutive twelve months of the Company;

        (iii) as long as no Default or Event of Default shall then exist or result therefrom, regular quarterly cash dividends on the Superior Preferred Stock may be paid in an aggregate amount per fiscal quarter of the Company not to exceed $300,000, PROVIDED that such dividend is not declared earlier than ten days after the delivery to the LANDLORD of the required financial statements and related Officer's Certificate for such period contemplated by Section 7.01 OF THE AGREEMENT;


         (iv) as long as no Default or Event of Default shall then exist or result therefrom, with respect to each Special Dividend Period, the Company may declare and pay a dividend on the Company's Common Stock in an amount not to exceed $5,000,000; PROVIDED that the ratio of Consolidated EBITDA of the Company to Consolidated Fixed Charges of the Company for such Special Dividend Period (determined on a PRO FORMA basis after giving effect to such dividend) exceeds 1.0 to 1.0, except that with respect to the second Special Dividend Period and each Special Dividend Period thereafter, the amount of such dividend may exceed $5,000,000 (but may not exceed $7,500,000) but only if such ratio for such Special Dividend Period exceeds
     1.10 to 1, it being understood that for each such Special Dividend Period any dividend under this Section 8.06(iv) may not be declared earlier than ten days after the delivery to the LANDLORD of the financial statements and related Officer's Certificate for the last fiscal period of such Special Dividend Period required by Section 7.01 OF THE AGREEMENT and an Officer's Certificate showing, in reasonable detail, compliance with the applicable ratio set forth in this Section 8.06;

          (v) so long as no Default or Event of Default shall then exist or result therefrom, the Company may declare and pay a Dividend from, and in an amount not to exceed, the net cash proceeds of the Initial Public Offering but only after giving effect to all repayments and commitment reductions resulting from the Initial Public Offering as contemplated by THE Agreement, including without limitation, Section 3 OF THE AGREEMENT; PROVIDED that such dividend may not exceed the sum of (x) $53,300,000 and
     (y) the net cash proceeds (net of all underwriting discounts, fees and commissions and other costs and expenses associated therewith) from the sale of Company Common Stock in the Initial Public Offering upon exercise of the underwriters' over-allotment option; and

         (vi) shares of the Superior Preferred Stock may be repurchased, PROVIDED that the only consideration to be paid in connection therewith shall be shares of (x) Company Common Stock and/or (y) Company preferred stock having terms identical, in all material respects, to the Superior Preferred Stock (including as to dividend rate and liquidation preferences) except that the issuer thereof shall be the Company.

          8.07 TRANSACTIONS WITH AFFILIATES. The Company will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of transactions with any Affiliate other than in the ordinary course of business and on terms and conditions substantially as favorable to the Company or such Subsidiary as would be reasonably expected to be obtainable by the Company or such Subsidiary at the time in a comparable arm's-length transaction with a Person other than an Affiliate; PROVIDED that the following shall in any event be permitted: (i) the Transaction; (ii) the performance of the Services Agreement PROVIDED that (x) such payments may not exceed $2,000,000 in any four fiscal quarter period and (y) the portion of such payment for services described in Section 3(b) thereof shall be subject to the "arm's-length" standard described in this Section 8.07; (iii) the Company and its Domestic Subsidiaries may enter into the Company Tax Allocation Agreement and may make payments thereunder and the Alpine Tax Allocation Agreement; (iv) transactions between or among the Company and its Subsidiaries to the extent that such transactions are otherwise specifically permitted under this Agreement and (v) the employment agreement with Steven S. Elbaum in terms and not more adverse to the Company that those described in the Registration Statement.

          8.08 CAPITAL EXPENDITURES. (a) The Company will not, and will not permit any of its Subsidiaries to, make any Capital Expenditures, except that
(x) during the period (taken as one accounting period) commencing on the Initial Borrowing Date and ending on April 27, 1997, the Company and its Subsidiaries may make Capital Expenditures so long as the aggregate amount does not exceed $7,100,000 during such period and (y) during any fiscal year thereafter, the Company and its Subsidiaries may make Capital Expenditures so long as the aggregate amount of such Capital Expenditures does not exceed $11,000,000.

          (b) In the event that the amount of Capital Expenditures permitted to be made by the Company and its Subsidiaries pursuant to clause (a) above in any fiscal year (before giving effect to any increase in such permitted expenditure amount pursuant to this clause (b)) is greater than the amount of such Capital Expenditures actually made by the Company and its Subsidiaries during such fiscal year, such excess (the "Rollover Amount") may be carried forward and utilized to make Capital Expenditures in succeeding fiscal years; PROVIDED that in no event shall the aggregate amount of Capital Expenditures made by the Company and its Subsidiaries during any fiscal year pursuant to Section 8.08(a) OF THIS EXHIBIT E exceed 125% of the direct amount set forth for such fiscal year in such Section 8.08(a).

          (c) Notwithstanding the proviso in Section 8.08(b) OF THIS EXHIBIT E, the Company and its Subsidiaries may make additional Capital Expenditures with the Net Cash Proceeds of Asset Sales to the extent such proceeds are not required to be applied to reduce the Total Revolving Loan Commitment pursuant to
Section 3.03(c) OF THE AGREEMENT and such proceeds are reinvested as required by
Section 3.03(c) OF THE AGREEMENT.

          (d) The Company and its Subsidiaries may make additional Capital Expenditures with the insurance proceeds received by the Company or any of its Subsidiaries from any Taking or Destruction so long as such Capital Expenditures are to replace or restore any properties or assets in respect of which such proceeds were paid within one year following the date of the receipt of such insurance proceeds to the extent such insurance proceeds are not required to be applied to reduce the Total Revolving Loan Commitment pursuant to Section 3.03(f) OF THE AGREEMENT.

          (e) The Company and its Wholly-Owned Subsidiaries may make Permitted Acquisitions.

          8.09 MINIMUM CONSOLIDATED EBITDA. The Company will not permit Consolidated EBITDA during any Test Period set forth below to be less than the amount set forth below with respect to such Test Period:

                                        ($ in millions)
          Test Period Ending:                Amount:
          ------------------                 -----

              10/31/96                       $46.3
              01/31/97                        46.5
              04/30/97                        46.7
              07/28/97                        45.3
              10/31/97                        46.4
              01/31/98                        47.4
              04/30/98                        48.0
              07/28/98                        48.3
              10/31/98                        48.5
              01/31/99                        48.8
              04/30/99                        49.0
              and the last day
              of each Fiscal Quarter
              thereafter

          8.10 INTEREST COVERAGE RATIO. The Company will not permit the Interest Coverage Ratio for any Test Period set forth below to be equal to or less than the ratio set forth below with respect to such Test Period:

          Test Period Ending:               Ratio:
          ------------------                ------

              10/31/96                        3.1x
              01/31/97                        3.1x
              04/30/97                        3.2x
              07/28/97                        3.2x
              10/31/97                        3.3x
              01/31/98                        3.5x
              04/30/98                        3.7x
              07/28/98                        3.8x
              10/31/98                        3.9x
              01/31/99                        3.9x
              04/30/99                        4.0x
              and the last day
              of each Fiscal Quarter
              thereafter

          8.11 LEVERAGE RATIO. The Company will not permit the Pro Forma Leverage Ratio at any time during the Test Period set forth below to be equal to or more than the ratio set forth below with respect to such Test Period:

          Test Period Ending:               Ratio:
          ------------------                ------

              10/31/96                      4.167x
              01/31/97                      4.083x
              04/30/97                      4.000x
              07/28/97                      3.875x
              10/31/97                      3.750x
              01/31/98                      3.625x
              04/30/98                      3.500x
              07/28/98                      3.375x
              10/31/98                      3.250x
              01/31/99                      3.150x
              04/30/99                      3.100x
              and the last day
              of each Fiscal Quarter
              thereafter

          8.12 LIMITATION ON VOLUNTARY PAYMENTS AND MODIFICATIONS OF INDEBTEDNESS; MODIFICATIONS OF CERTIFICATE OF INCORPORATION, BY-LAWS AND CERTAIN OTHER AGREEMENTS; ISSUANCES OF CAPITAL STOCK; ETC. The Company will not, and will not permit any of its Subsidiaries to:

          (i) make (or give any notice in respect of) any voluntary or optional payment or prepayment on or redemption or acquisition for value of (including, without limitation, by way of depositing with the trustee with respect thereto or any other Person money or securities before due for the purpose of paying when due) any Superior Preferred Stock (except as permitted by clause (vi) of Section 8.06 OF THIS EXHIBIT E) or any Existing Indebtedness.

         (ii) amend or modify in any material respect or in any manner adverse to the Company or the Banks, or permit such an amendment or modification of, any provision of the Superior Preferred Stock or Existing Indebtedness;

        (iii) amend, modify or change in any way adverse to the interests of the Banks, any Tax Allocation Agreement, its Certificate of Incorporation (including, without limitation, by the filing or modification of any certificate of designation) or By-Laws; and

         (iv)  issue any class of capital stock other than common stock.

          8.13 LIMITATION ON CERTAIN RESTRICTIONS ON SUBSIDIARIES. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by the Company or any Subsidiary of the Company, or pay any Indebtedness owed to the Company or a Subsidiary of the Company, (b) make loans or advances to the Company or any of the Company's Subsidiaries or (c) transfer any of its properties or assets to the Company or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) the Credit Documents, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Company or a Subsidiary of the Company, (iv) customary provisions restricting assignment of any licensing agreement entered into by the Company or a Subsidiary of the Company in the ordinary course of business, (vi) in the case of DNE and its Subsidiaries, the Existing Indebtedness Agreements as modified by the consent contemplated under Section
5.19 OF THE AGREEMENT, and in the case of Superior and the Company, the Brownwood, Texas lease (but only with respect to the property and assets subject to such lease), (vii) customary provisions restricting the transfer of or by those assets pursuant to, and subject to other Liens permitted under Section 8.03(h), (i), (j), (k) or (l) and (viii) OF THIS EXHIBIT E restrictions or encumbrances pursuant to Indebtedness of a Subsidiary acquired pursuant to a Permitted Acquisition (or Indebtedness assumed at the time of a Permitted Acquisition) or an asset securing such Indebtedness, PROVIDED that such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition, PROVIDED, FURTHER, such restrictions or encumbrances apply solely to such Subsidiary or asset so acquired.

          8.14 LIMITATION ON THE CREATION OF SUBSIDIARIES. Notwithstanding anything to the contrary contained in this Agreement, the Company will not, and will not permit any of its Subsidiaries to, establish, create or acquire after the Initial Borrowing Date any Subsidiary; PROVIDED that the Company and its Wholly-Owned Subsidiaries shall be permitted to establish or create Subsidiaries as a result of investments made pursuant to Section 8.05(l) or Section 8.05(n) OF THIS EXHIBIT E so long as, in each case, (i) at least 15 days' prior written notice thereof is given to the LANDLORD (or such shorter period of time as is acceptable to the LANDLORD), (ii) unless otherwise consented to by the LANDLORD because such Subsidiary is a Foreign Subsidiary, the capital stock of such new Subsidiary is promptly pledged pursuant to, and to the extent required by, this Agreement and the Pledge Agreement and the certificates, if any, representing such stock, together with stock powers duly executed in blank, are delivered to the Collateral Agent, (iii) unless otherwise consented to by the LANDLORD because such Subsidiary is a Foreign Subsidiary, such new Subsidiary promptly executes a counterpart of the Guaranty, the Pledge Agreement and the Security Agreement, and (iv) to the extent requested by the LANDLORD, takes all actions required pursuant to Section 7.11 OF THE AGREEMENT, PROVIDED that no such action will be required by any new Subsidiary (that is not a Wholly-Owned Subsidiary) to the extent such new Subsidiary is a party to a preexisting agreement which prohibits such new Subsidiary from executing a Guaranty; PROVIDED, FURTHER, such preexisting agreement was not entered into for the purpose of avoiding the requirements of Section 8.14 OF THIS EXHIBIT E and the restrictions contained therein are no more adverse to the Company and its Subsidiaries than to the other equity owners in such new Subsidiary. In addition, each new Subsidiary that is required to execute any Credit Document shall execute and deliver, or cause to be executed and delivered, all other relevant documentation of the type described in Section 5 OF THE AGREEMENT as such new Subsidiary would have had to deliver if such new Subsidiary were a Credit Party on the Initial Borrowing Date.